Ballantyne Strong Reports Financial Results

for First Quarter 2018

OMAHA, Nebraska (May 8, 2018) – Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial, advertising and government markets, today reported financial results for the first quarter ended March 31, 2018.

Net revenues were $15.8 million in the first quarter of 2018, compared with $17.9 million in the same period of the prior year. Loss from operations was ($3.1) million in the first quarter of 2018, compared with ($0.6) million in the same period of the prior year. Net loss from continuing operations was ($3.8) million, or ($0.26) per share, in the first quarter of 2018 compared with net income from continuing operations of $0.4 million, or $0.03 per share, in the same period of the prior year.

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, Inc., commented, “We incurred significant start-up costs with the launch of our New York City taxi-top advertising business, which we believe will be a notable contributor to Digital Media revenue in the second half of 2018. We also signed a very significant Digital Signage as a Service (DSaaS) contract that should begin to benefit our Digital Media results in late 2018. Lastly, we announced an agreement with Eclipse Screens under which we expect to benefit from selling screens to the themed entertainment industry over the coming months and years.”

Q1 2018 Financial Summary

Cinema revenues were $11.4 million in the first quarter of 2018, compared with $12.7 million in the same period of the prior year. The decrease was driven by decreased sales of lamps, projectors and screen support systems, partially offset by increases in sales of audio equipment and projection system installation services.

Digital Media revenues were $4.7 million in the first quarter of 2018, compared with $5.3 million in the same period of the prior year. This decrease was driven by decreased non-recurring digital signage equipment sales, partially offset by increased recurring digital signage as a service (“DSaaS”) and increased sales of installation services.

Consolidated gross profit was $2.9 million in the first quarter of 2018, compared with $4.4 million in the same quarter of the prior year. Gross margin was 18.0% in the first quarter of 2018, compared with 24.8% in the same quarter of the prior year. The decrease in gross margin percentage was driven by an increase in fixed costs in the Digital Media segment associated with the operational ramp up of the new Strong Digital Media advertising business. Revenues are expected to gradually increase throughout 2018 and 2019 absorbing a larger portion of those fixed costs until the business generates a positive gross profit in late 2018 or early 2019.

Selling and administrative expenses were $5.9 million in the first quarter of 2018, compared with $5.0 million in the same quarter of the prior year. The increase was driven by an increase in audit, tax and legal expenses of $0.4 million, compensation and benefit expense of $0.4 million and amortization expense of $0.1 million.

Balance Sheet

Ballantyne’s cash and cash equivalents balance at March 31, 2018 was $3.3 million, compared to $4.9 million at December 31, 2017. The decrease in cash was primarily driven by operating losses. Equity method investments had a book value of $17.8 million and a market value of $15.5 million as of March 31, 2018.

About Ballantyne Strong, Inc. (www.ballantynestrong.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, advertising and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements which involve a number of risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the following risks and uncertainties: the Company’s ability to expand its revenue streams, potential interruptions of supplier relationships or higher prices charged by suppliers, the Company’s ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments, the Company’s ability to successfully execute its capital allocation strategy, the Company’s ability to retain or replace its significant customers, the impact of a challenging global economic environment or a downturn in the markets, economic and political risks of selling products in foreign countries, risks of non-compliance with U.S. and foreign laws and regulations, cybersecurity risks and risks of damage and interruptions of information technology systems, the Company’s ability to retain key members of management and successfully integrate new executives, the Company’s ability to complete acquisitions, strategic investments, entry into new lines of business, divestitures, mergers or other transactions on acceptable terms or at all, the Company’s ability to assert its intellectual property rights, the impact of natural disasters and other catastrophic events, the adequacy of insurance and the impact of having a controlling stockholder. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described herein, as well as others not now anticipated. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

CONTACT:

Lance Schulz
Chief Financial Officer
402/829-9427

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,348	$4,870
Accounts receivable, net	10,749	10,766
Inventories, net	4,193	4,821
Other current assets	2,064	1,785
Total current assets	20,354	22,242
Property, plant and equipment, net	10,542	10,826
Equity method investments	17,833	18,053
Goodwill and intangible assets, net	4,873	4,924
Other assets	3,429	2,969
Total assets	$57,031	$59,014

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,783	$6,496
Short-term debt, including current portion of long-term	565	565
Deferred revenue and customer deposits	2,314	1,619
Other current liabilities	40	-
Total current liabilities	10,702	8,680
Long-term debt, net of current portion and debt issuance costs	1,855	1,870
Other liabilities	4,316	4,342
Total liabilities	16,873	14,892
Stockholders' equity	40,158	44,122
Total liabilities and stockholders' equity	$57,031	$59,014

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net product sales	$8,639	$12,456
Net service revenues	7,189	5,470
Total net revenues	15,828	17,926
Cost of products sold	5,812	10,308
Cost of services	7,166	3,179
Total cost of revenues	12,978	13,487
Gross profit	2,850	4,439
Selling and administrative expenses:
Selling	1,225	1,490
Administrative	4,709	3,547
Total selling and administrative expenses	5,934	5,037
Loss from operations	(3,084)	(598)
Other income (expense):
Interest income	-	22
Interest expense	(45)	(10)
Foreign currency transaction gain	104	3
Fair value adjustment to notes receivable	(42)	-
Other (expense) income, net	(10)	5
Total other income	7	20
Loss before income taxes and equity method investment (loss) income	(3,077)	(578)
Income tax expense	698	1,493
Equity method investment (loss) income	(10)	2,481
Net (loss) earnings from continuing operations	(3,785)	410
Net loss from discontinued operations, net of tax	-	(23)
Net (loss) earnings	$(3,785)	$387
Net (loss) earnings per share - basic
Net (loss) earnings from continuing operations	$(0.26)	$0.03
Net loss from discontinued operations	-	(0.00)
Net (loss) earnings	(0.26)	0.03
Net (loss) earnings per share - diluted
Net (loss) earnings from continuing operations	$(0.26)	$0.03
Net loss from discontinued operations	-	(0.00)
Net (loss) earnings	(0.26)	0.03

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net (loss) earnings	$(3,785)	$387
Net loss from discontinued operations, net of tax	-	(23)
Net (loss) earnings from continuing operations	(3,785)	410
Non-cash expenses, net	1,149	1,574
Fair value adjustment to notes receivable	42	-
Equity method investment loss (income)	10	(2,481)
Changes in operating assets and liabilities, net	993	1,064
Net cash flows (used in) provided by operating activities - continuing operations	(1,591)	567
Net cash flows used in operating activities - discontinued operations	-	(24)
Net cash (used in) provided by operating activities	(1,591)	543

Cash flows from investing activities:
Purchase of equity securities	-	(2,525)
Dividends received from investee in excess of cumulative earnings	23	103
Capital expenditures	(356)	(1,120)
Net cash used in investing activities - continuing operations	(333)	(3,542)

Cash flows from financing activities:
Principal payments on long-term debt	(16)	-
Purchase of treasury stock	-	(65)
Payments on capital lease obligations	(53)	(67)
Net cash used in financing activities	(69)	(132)
Effect of exchange rate changes on cash and cash equivalents - continuing operations	471	39
Net decrease in cash and cash equivalents	(1,522)	(3,092)
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	-	175
Less: Cash balance included in assets held for sale at end of period	-	(150)
Cash and cash equivalents at beginning of period	4,870	7,596
Cash and cash equivalents at end of period	$3,348	$4,529